Amtran Enters into Agreement to Go Private with Company Founder

Indianapolis, June 18 /PRNewswire/ -- Amtran, Inc. (Nasdaq: AMTR), parent company of American Trans Air, Inc., announced today that it has entered into an agreement with INDUS Acquisition Company, a newly-formed company wholly owned by J. George Mikelsons, the company's Chairman, founder and majority shareholder, providing for the 28% of the outstanding shares of Amtran common stock not presently owned by Mr. Mikelsons to be converted into the right to receive $23 per share in cash.

The acquisition will be effected through the merger of Amtran with INDUS Acquisition Company, with Amtran as the surviving corporation. Under the merger agreement, each of the approximately 3,166,859 publicly held shares of common stock of Amtran will be converted upon completion of the merger into the right to receive $23 per share in cash.

The merger agreement and the consideration to be received by Amtran's public shareholders were approved by the Board of Directors of Amtran based on the recommendation of a special independent director committee of the Board of Directors. The special independent director committee was advised by Dresdner Kleinwort Wasserstein, Inc. which provided its opinion that, based upon and subject to limitations set forth in its opinion, as of June 18, 2001, the cash consideration to be received by Amtran's public shareholders in the merger is fair to those shareholders from a financial point of view. The Special Committee's legal advisors were Sullivan & Cromwell and Sommer & Barnard, PC.

In connection with the transaction, Salomon Smith Barney Inc., Citicorp USA, Inc. and Bank One, NA have committed, subject to customary conditions, to provide a $175 million secured revolving credit facility to American Trans Air. A portion of this facility will be used to pay the merger consideration.

Amtran also announced today that it and the members of its Board of Directors have entered into a memorandum of understanding with respect to the settlement of the three lawsuits challenging the proposed transaction. Final settlement of such lawsuits remains subject to court approval.

The completion of the merger is contingent upon, among other things, approval of the transaction by holders of a majority of the shares of Amtran common stock voting on the merger that are not affiliated with either Mr. Mikelsons or Amtran.


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The merger is also conditioned on receipt of financing sufficient to pay the merger consideration to Amtran's public shareholders. Amtran expects to hold the shareholders' meeting to vote on the merger later this summer.

Salomon Smith Barney is acting as financial advisor and Cravath, Swaine and Moore and Baker & Daniels are acting as legal advisors to Mr. Mikelsons.

Amtran employs over 7,800 people. Amtran's common stock trades on the NASDAQ Stock Market under the symbol "AMTR". American Trans Air, Inc. now in its 28th year of operation, is the nation's 10th largest passenger carrier, based on revenue passenger miles. Amtran operates significant scheduled service from Chicago-Midway and Indianapolis to 30 destinations and has a fleet of 56 aircraft, including 24 Boeing 727s, 15 Boeing 757s, and 17 Lockheed L-1011s. Chicago Express Airlines, Inc., Amtran's wholly-owned commuter airline, operates nine Saab 340Bs. The entire fleet is supported by Amtran's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about Amtran by visiting its website at: www.ata.com.

This press release is also available on the Amtran website: www.ata.com.


Important Legal Information

In connection with the Agreement and Plan of Merger dated June 18, 2001, Amtran will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at www.sec.gov. When it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247- 4000.

In connection with that proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the transaction. Information concerning such participants in the solicitation of proxies by Amtran from shareholders in connection with


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the merger is contained in the press release filed with the SEC under cover of Schedule 14A by Amtran on May 17, 2001. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

Caution Concerning Forward-Looking Statements: This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the transaction; the inability to obtain financing to pay the transaction consideration; the costs related to the transaction; litigation challenging the transaction; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.